Exhibit 99.1

FOR IMMEDIATE RELEASE

Corporate Resource Services Announces

Third Quarter Fiscal 2014 Results

Record Quarterly Revenue of $260.3 Million;

Record Operating Income Rises 127% to $8.1 Million,

81% Increase in Adjusted EBITDA for the Third Quarter,

Nine-Month Adjusted EBITDA Rises 76%

•	Comparable period revenue rises 25 percent to $260.3 million
•	Nine-month revenue up 20 percent to $724.8 million
•	Quarterly EBITDA increases 81 percent to $11.9 million

NEW YORK (November 13, 2014) — Corporate Resource Services, Inc. (NASDAQ: CRRS), (the “Company” or, “CRS”), a diversified technology, staffing, recruiting, and consulting services firm that uses cloud-based enterprise applications and hosting services, today reported its financial results for its third fiscal quarter and nine months ended October 3, 2014. The Company will conduct its quarterly conference call at 5:00 PM Eastern Time on November 13, 2014, as previously announced.

Fiscal Third Quarter and First Nine-month Results

Revenue for the third quarter of fiscal year 2014, which ended on October 3, 2014, was $260.3 million, an increase of $51.6 million, or 25 percent, compared to the third fiscal quarter in 2013. The increase is primarily attributable to acquisitions made late in 2013 and in the first quarter of 2014 that added $32.1 million in revenues. Excluding the impact of acquisitions, we generated organic revenue growth of approximately $19.5 million, or 38% of the growth in the quarter under consideration.

For the nine months ended October 3, 2014, revenue grew 20 percent to $724.8 million from $602.0 million reported in the first nine months of fiscal 2013. CRS has generated this growth while pursuing a strategy to eliminate a select number of unprofitable accounts. In addition, our sales force, especially those whose previous firms have left the business, will continue to grow revenue from existing and new customers.

Gross profit for the fiscal third quarter increased by 26 percent to $32.7 million, generating a gross margin of 12.6 percent. This is a slight increase in gross margin compared to the third fiscal quarter of 2013, when gross profit of $26.0 million generated a margin of 12.4%.

Corporate Resource Services

Announces Third Quarter Results

November 13, 2014

We continue to implement initiatives intended to increase our gross profit, including the diversification of our service offerings. One of these new offerings is Summit Software's technology and related services, which allow clients of all sizes to customize their human resource management in a comprehensive plan. This software has given us substantial new marketing opportunities.

In addition to the continued review of pricing charged to all customers, the company is also undertaking an aggressive management of its state unemployment tax liabilities in its largest markets. While this program is in its initial phases, we believe we have identified substantial annualized cost savings in this area. We have also realized incremental gross profit in new areas, such as our Recruitment Process Outsourcing services and our performance-based cost-per-unit services. We expect continued improvements in gross margin percentage as these initiatives yield results.

Despite an overall increase in expenses of $2.5 million, selling, general and administrative expenses as a percentage of revenues decreased substantially from 9.6% of revenue in the third fiscal quarter last year to 8.6% of revenues for the current quarter. The increase was primarily due to fees incurred with the change in auditors and the review of our previously reported financial statements, which accounted for approximately $1.1 million of the increase. Additional increases were due to costs relating to supporting our revenue growth, including expenses related to acquired operations, which amounted to $3.1 million.

These increases were offset by our ability to curb and reduce non-personnel costs including our ongoing consolidation of offices and functions in connection with our announced rebranding and consolidation. These efforts yielded a reduction in costs of $1.7 million compared to the prior year period.

Our revenue growth has allowed us to better leverage our fixed costs. We have also completed and continue to undertake initiatives to reduce selling, general and administrative expenses through consolidation of select offices and administrative functions. We expect that the integration of recently acquired operations as well as the growth of revenues will reduce selling, general and administrative expenses as a percentage of revenues in 2014 and beyond.

Interest expense paid on the company’s asset-backed credit facility for the quarter increased by $2.2 million, or 252%, from $0.9 million in the year earlier period. This increase reflects higher borrowing costs under the Wells Fargo facility, including a $1.1 million charge related to the application of the effective interest rate method of accounting for the monitoring fees to be paid in the future. As we have disclosed previously, we are actively seeking to replace this facility with a new lender as quickly as possible. Interest expense for the nine months increased by $1.8 million, or 51%, to $5.4 million.

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Corporate Resource Services

Announces Third Quarter Results

November 13, 2014

Primarily as a result of this increase in interest expense, pre-tax income for the quarter grew by $1.0 million, or 53%, to $2.7 million. For the nine months ended October 3, 2014, pre-tax income was $0.1 million, down from $2.8 million a year ago. With the full utilization of net operating loss carry-forwards, we had a higher effective income tax rate for the quarter, despite having $4.8 million of available net deferred tax assets on which there is a valuation allowance that will be re-assessed at the end of the year. As a result, net income for the third quarter of fiscal 2014 was $2.4 million compared to $1.7 million in the third quarter of fiscal 2013. For the nine months ended October 3, 2014, the Company reported a net loss of $0.3 million compared to income of $2.6 million for the first nine months of fiscal 2013.

Adjusted EBITDA, a non-GAAP measure defined as earnings before interest, taxes, depreciation, amortization of identifiable intangibles, equity-based compensation expense, loss from equity investment, change in fair value of contingent consideration, and, due to their significant non-recurring nature, professional fees, grew 81 percent to $11.9 million compared to $6.6 million in the prior-year quarter. Adjusted EBITDA for the nine months ending October 3, 2014, rose 76 percent to $25.1 million compared to the $14.2 million reported in the first nine months of fiscal 2013.

Adjusted EBITDA is provided to investors to complement results provided in accordance with GAAP, as management believes the measure helps illustrate underlying operating trends in the Company's business and uses the measure to establish internal budgets and goals, manage the business and evaluate performance. Adjusted EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. Reconciliation between the company's results on a GAAP and non-GAAP basis is provided in a table below.

“We are pleased by these strong quarterly and nine-month results. Now that we are in the peak placement season, we have seen robust weekly demand from our retail clients, as well as increased demand for our higher margin professional services,” said John Messina, CEO of Corporate Resource Services.

“With guidance from our auditors, we have adopted some new financial processes which have helped us manage the company more effectively. This contributed to this quarter’s 100 basis-point improvement in selling, general and administrative costs,” Mr. Messina continued.

Mr. Messina concluded, “CRS continues to expand its global footprint. Our higher margin businesses have expanded significantly this year with growth in the mid-triple digits. We recently added several larger engagements in the accounting and finance sectors that we expect will generate double-digit margins. Finally, we remain confident that we can continue to expand via our organic growth strategy, and will remain focused on improving margins through better price management, unemployment tax management and business mix.”

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Corporate Resource Services

Announces Third Quarter Results

November 13, 2014

Additional Information

As the company previously reported, CRS revised certain prior period amounts and presentations including reflecting our change in fiscal year end and to reflect the correction of certain errors. Additional information regarding these matters and the impact of the revisions on the consolidated balance sheets and consolidated statements of income by quarter are outlined in the tables that can be found in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q filed with the SEC.

Reconciliation of GAAP Net Income (loss) to Non-GAAP Adjusted EBITDA (Unaudited)
(In thousands)

	Three months ended		Nine months ended
	10/3/2014	10/4/2013	10/3/2014	10/4/2013

Net Income (loss)	$2,432	$1,704	$(285)	$2,580

Interest expense	4,332	1,419	8,261	4,804

Income tax expense	301	77	415	187

Depreciation & amortization expense	896	460	2,919	1,211

EBITDA	7,961	3,660	11,310	8,782

Non-cash equity compensation	1,192	1,936	3,619	2,864

Loss from equity investments	360	198	1,421	504

Change in contingent consideration	21	39	782	120

Acquisition expenses	2	4	357	96

Professional fees	1,712	605	5,542	1,395

Other (income) expense	680	149	2,055	468

Adjusted EBITDA	$11,928	$6,591	$25,086	$14,229

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Corporate Resource Services

Announces Third Quarter Results

November 13, 2014

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides diversified technology, staffing, recruiting, and consulting services to professional employer organizations and staffing companies using cloud-based enterprise applications and hosting services. The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company operates approximately 250 staffing and on-site facilities throughout the United States and the United Kingdom and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com

Forward Looking Statements:

Certain information contained in this press release, particularly information regarding completion of this offering, constitutes forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

For more information, contact:

John McInerney

Makovsky

212.508.9628
jmcinerney@makovsky.com

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